Exhibit 99.1
For Immediate Release
Aug. 5, 2025

NW Natural Holdings Reports Second Quarter 2025 Results
Reaffirmed 2025 Adjusted EPS Guidance

PORTLAND, ORE. — Northwest Natural Holding Company (NYSE: NWN) (NW Natural Holdings) reported financial results and highlights including:
•Reported a net loss of $0.06 per share and adjusted net income of $0.01 per share1 for the second quarter of 2025, compared to a net loss of $0.07 per share for the same period in 2024
•Achieved net income of $2.11 per share and adjusted net income of $2.28 per share1 for the first six months of 2025, compared to net income of $1.60 per share for the same period in 2024
•Acquired Hughes Gas Resources, Inc. (rebranded Pines Holdings or Pines) a high-growth Texas gas utility
•Filed multi-party settlements in NW Natural's Oregon general rate case
•Added over 92,000 gas and water utility connections in the last 12 months for a combined growth rate of 10.6% as of June 30, 2025, mainly driven by the acquisitions of SiEnergy and Pines
•Realized strong organic customer growth of 1.9% (annualized) on a consolidated basis for the first half 2025
•Updated 2025 GAAP EPS guidance to $2.60 to $2.80 and reaffirmed adjusted 2025 EPS1 guidance of $2.75 to $2.952
•Reaffirmed long-term EPS growth rate target of 4% to 6% from expected 2025 adjusted EPS1,2

"Our second quarter results extend our solid financial performance for 2025 and keep us on pace for the year," said Justin B. Palfreyman, President and CEO of NW Natural Holdings. "Our team continues to execute well on all of our strategic objectives, and I am particularly pleased with the strong customer growth we are seeing across our businesses."

For the second quarter of 2025, the Company reported a net loss of $2.5 million (or $0.06 per share), compared to $2.8 million (or $0.07 per share) for the same period in 2024. Adjusted net income increased $3.1 million to $0.3 million1 (or $0.01 per share1) for the second quarter of 2025 compared to the same period last year. For the first six months of 2025, net income increased $24.4 million to $85.4 million (or $2.11 per share), compared to $61.0 million (or $1.60 per share) for the same period in 2024. Adjusted net income increased $31.1 million to $92.1 million1 (or $2.28 per share1) for the first six months of 2025 compared to the same period last year. Adjusted net income excludes transaction costs associated with the SiEnergy and Pines acquisition, and business development costs in 2025. The increase in net income for the first six months of 2025 compared to the same period last year reflected strong results across all business segments, including new rates for our gas utility in Oregon, contributions from SiEnergy, higher net income from our NWN Water utility primarily due to new rates at our largest utility in Arizona and water acquisitions, and earnings contribution from NWN Renewables. These items were partially offset by higher operations and maintenance costs, depreciation, and interest expense.

1 See "Non-GAAP Financial Measures", "2025 Guidance Reconciliation to GAAP", and "Q2 and YTD 2025 Reconciliation to GAAP" for a definition and further information on adjusted EPS. Adjusted EPS excludes transaction and business development costs including the effects of SiEnergy and Pines.
2 Adjusted EPS growth forecasted for period 2025 – 2030 compounded annually; EPS growth rate uses adjusted 2025 EPS as base year. NW Natural Holdings does not provide a reconciliation of adjusted EPS growth rate target to the most directly comparable GAAP measures due to the inherent difficulty in forecasting and quantifying certain significant items. These items are uncertain, depend on various factors and could have a material impact on GAAP-reported results for the relevant period.

KEY EVENTS

Reached Settlements in Oregon General Rate Case for NW Natural
On Dec. 30, 2024, NW Natural filed a request for a general rate increase with the Public Utility Commission of Oregon (OPUC). The filing requested a $59.4 million annual revenue requirement increase (including an approximately $10 million increase from a depreciation study). The request also included an increase in average rate base of $204 million compared to the last rate case to support long-planned investments related to safety and reliability upgrades.
On June 23, 2025, NW Natural and other parties to the rate case filed a settlement with the OPUC, which addresses the revenue requirement components of the rate case. The settlement provides a $21.3 million or 2.5% increase in revenue requirement over current rates (including a $4.8 million increase related to an updated depreciation study). The settlement included a capital structure of 50% common equity and 50% long-term debt, return on equity of 9.5%, and overall cost of capital of 7.12%. We expect rate base of approximately $2.2 billion or an increase of $144 million since the last rate case.

An additional settlement has been filed related to non-revenue requirement items in the rate case. The settlements are subject to review and approval by the OPUC and the completion of capital projects identified as being placed in service prior to the rate effective date. New rates in Oregon are expected to take effect Oct. 31, 2025.

Closed the acquisition of Hughes Gas Resources, Inc. (rebranded as Pines Holdings, Inc. or Pines)
In June 2025, SiEnergy closed the acquisition of Pines from EPCOR USA Inc. for $60.8 million. Pines serves approximately 7,000 connections in 12 communities northeast of Houston and is expected to have a rate base of approximately $47 million at the end of 2025. With a similar business model as SiEnergy, Pines has grown organically by providing infrastructure to residential and commercial developments in high-growth areas. Pines further expands SiEnergy’s regulated gas utility business in Texas with a contracted customer backlog of over 12,000 as of June 30, 2025.

2025 GUIDANCE AND LONG-TERM TARGETS
NW Natural Holdings updated 2025 GAAP EPS guidance to $2.60 to $2.80 as a result of the final transaction costs from the Pines acquisition and business development costs. NW Natural Holdings reaffirmed adjusted EPS guidance of $2.75 to $2.95 on a non-GAAP1 basis excluding the $8.6 million pre-tax transaction costs associated with the acquisitions of SiEnergy and Pines and business development costs (approximately $6.3 million or $0.15 per share after-tax2). This guidance assumes continued customer growth, average weather conditions, and no significant changes in prevailing regulatory policies, mechanisms, or assumed outcomes, or significant local, state or federal laws, legislation or regulations.

NW Natural Holdings reaffirmed its long-term EPS growth rate target of 4% to 6% compounded annually from the expected 2025 adjusted EPS3.

NW Natural Holdings expects capital expenditures for 2025 to be in the range of $450 – $500 million. The timing and amount of the capital expenditures and projects for 2025 or additional investments in our infrastructure during or after 2025 could change based on customer growth, significant changes in prevailing regulatory policies or outcomes, or significant local, state or federal laws, legislation or regulations, or cost estimates. Required funds for the investments are expected to be internally generated or financed with long-term debt or equity, as appropriate.

1 See "Non-GAAP Financial Measures" and "2025 Guidance Reconciliation to GAAP" for a definition and further information on adjusted EPS. Adjusted EPS excludes transaction and business development costs including the effects of SiEnergy and Pines.
2 Effect on EPS assumes average diluted shares of 41.1 million and an income tax rate of 26.5%.
3 Adjusted EPS growth forecasted for period 2025 – 2030 compounded annually; EPS growth rate uses adjusted 2025 EPS as base year. NW Natural Holdings does not provide a reconciliation of adjusted EPS growth rate target to the most directly comparable GAAP measures due to the inherent difficulty in forecasting and quantifying certain significant items. These items are uncertain, depend on various factors and could have a material impact on GAAP-reported results for the relevant period.

DIVIDEND DECLARED
The board of directors of NW Natural Holdings declared a quarterly dividend of $0.49 per share on the Company’s common stock. The dividend is payable on Aug. 15, 2025 to shareholders of record on July 31, 2025. The Company's current indicated annual dividend rate is $1.96 per share. Future dividends are subject to board of director discretion and approval.

SECOND QUARTER RESULTS
NW Natural Holdings' second quarter results are summarized by business segment in the table below:

	Three Months Ended June 30,
	2025		2024		Change
In thousands, except per share data	Amount	Per Share[1]	Amount	Per Share[1]	Amount	Per Share
Net income (loss):
NWN Gas Utility	$1,529	$0.04	$(2,987)	$(0.08)	$4,516	$0.12
SiEnergy Gas Utility	1,014	0.03	—	—	1,014	0.03
NWN Water Utility	2,833	0.07	1,071	0.03	1,762	0.04
Other	(7,876)	(0.20)	(871)	(0.02)	(7,005)	(0.18)
Consolidated	$(2,500)	$(0.06)	$(2,787)	$(0.07)	$287	$0.01

Adjusted Other[2]	$(5,061)	$(0.13)	$(871)	$(0.02)	$(4,190)	$(0.11)
Adjusted Consolidated[2]	315	0.01	(2,787)	(0.07)	3,102	0.08

Diluted Shares		40,482		38,260		2,222

YEAR-TO-DATE RESULTS
NW Natural Holdings' year-to-date results are summarized by business segment in the table below:

	Six Months Ended June 30,
	2025		2024		Change
In thousands, except per share data	Amount	Per Share[1]	Amount	Per Share[1]	Amount	Per Share
Net income:
NWN Gas Utility	$88,695	$2.19	$62,728	$1.65	$25,967	$0.54
SiEnergy Gas Utility	6,519	0.16	—	—	6,519	0.16
NWN Water Utility	4,521	0.11	325	0.01	4,196	0.10
Other	(14,319)	(0.35)	(2,017)	(0.06)	(12,302)	(0.29)
Consolidated	$85,416	$2.11	$61,036	$1.60	$24,380	$0.51

Adjusted Other[2]	$(7,617)	$(0.18)	$(2,017)	$(0.06)	$(5,600)	$(0.12)
Adjusted Consolidated[2]	92,118	2.28	61,036	1.60	31,082	0.68

Diluted Shares		40,429		38,059		2,370

1 Segment EPS is a non-GAAP financial measure, which takes segment net income calculated in accordance with GAAP and divides it by the diluted shares outstanding of NW Natural Holdings. See "Non-GAAP Financial Measures" for additional information. The reconciliation of segment EPS to Consolidated NW Natural Holdings EPS is shown in the tables above.
2 See "Non-GAAP Financial Measures" and "Q2 and YTD 2025 Reconciliation to GAAP" for additional information. Adjusted 2025 other and consolidated net income are non-GAAP financial measures and exclude transaction costs and business development costs including the effects of SiEnergy and Pines. Non-GAAP financial measures should not be considered a substitute for, or superior to, measures calculated in accordance with U.S. GAAP. Non-GAAP financial measures are used to analyze our financial performance because we believe they provide useful information to our investors and creditors in evaluating our financial condition and results of operations.

NWN Gas Utility
NWN Gas Utility is a regulated utility principally engaged in the delivery of natural gas to customers in Oregon and southwest Washington. The segment also includes the portion of the Mist underground storage facility used to serve gas utility customers, the North Mist gas storage expansion, and renewable natural gas development and procurement for the utility.

	Three Months Ended June 30,			Six Months Ended June 30,
In thousands, except EPS	2025	2024	Change	2025	2024	Change
Margin	$127,222	$110,309	$16,913	$384,044	$328,459	$55,585
Net income	1,529	(2,987)	4,516	88,695	62,728	25,967
EPS[1]	$0.04	$(0.08)	$0.12	$2.19	$1.65	$0.54
1 See "Non-GAAP Financial Measures" for additional information and the tables under "Second Quarter Results" and "Year-To-Date Results" for a reconciliation to Consolidated NW Natural Holdings EPS. Segment EPS is a non-GAAP financial measure, which takes NWN Gas Utility segment net income calculated in accordance with GAAP and divides it by the diluted shares outstanding of NW Natural Holdings.

Second Quarter Results: NWN Gas Utility net income increased $4.5 million (or $0.12 per share) primarily reflecting new rates in Oregon. Margin increased $16.9 million primarily due to an increase from the Oregon rate case effective Nov. 1 2024. Operations and maintenance expense increased $6.3 million due to higher payroll and benefit expense and non-payroll costs including increased contractor expenses. Depreciation and general taxes collectively increased by $4.8 million primarily due to continued investment in our system. Income taxes increased $1.3 million dollars due to higher pre-tax results.

Year-to-Date Results: NWN Gas Utility net income increased $26.0 million (or $0.54 per share) primarily reflecting new rates in Oregon. Margin increased $55.6 million primarily due to an increase from the Oregon rate case. Operations and maintenance expense increased $8.5 million primarily due to higher payroll and benefit expense. Depreciation and general taxes collectively increased by $9.5 million primarily due to continued investment in our system. Other expense reflected a $1.7 million increase primarily from higher pension expense partially offset by higher equity allowance for funds used during construction (AFUDC) and interest income on invested cash. Income taxes increased $10.6 million dollars due to higher pre-tax results.

SiEnergy Gas Utility
SiEnergy Gas Utility (or SiEnergy) is a regulated natural gas distribution utility serving customers in the greater metropolitan areas of Houston, Dallas, and Austin, Texas.

	Three Months Ended June 30,			Six Months Ended June 30,
In thousands, except EPS	2025	2024	Change	2025	2024	Change
Margin	$8,161	$—	$8,161	$21,745	$—	$21,745
Net income	1,014	—	1,014	6,519	—	6,519
EPS[1]	$0.03	$—	$0.03	$0.16	$—	$0.16
1 See "Non-GAAP Financial Measures" for additional information and the tables under "Second Quarter Results" and "Year-To-Date Results" for a reconciliation to Consolidated NW Natural Holdings EPS. Segment EPS is a non-GAAP financial measure, which takes SiEnergy Gas Utility segment net income calculated in accordance with GAAP and divides it by the diluted shares outstanding of NW Natural Holdings.

Second Quarter and Year-to-Date Results: SiEnergy was acquired on Jan. 7, 2025, and Pines was acquired on June 2, 2025. Since their respective acquisition dates, these entities provided net income of $1.0 million (or $0.03 per share) in the second quarter of 2025 and net income of $6.5 million (or $0.16 per share) in the first six months of 2025. Margin results met management's expectations and reflected strong customer growth during the second quarter and first six months of 2025.

NWN Water Utility
NWN Water Utility (or NWN Water) provides water distribution and wastewater services to communities throughout the Pacific Northwest, Texas, Arizona, and California.

	Three Months Ended June 30,			Six Months Ended June 30,
In thousands, except EPS	2025	2024	Change	2025	2024	Change
Income from operations	$4,296	$1,798	$2,498	$7,339	$2,252	$5,087
Net income	2,833	1,071	1,762	4,521	325	4,196
EPS[1]	$0.07	$0.03	$0.04	$0.11	$0.01	$0.10

1 See "Non-GAAP Financial Measures" for additional information and the tables under "Second Quarter Results" and "Year-To-Date Results" for a reconciliation to Consolidated NW Natural Holdings EPS. Segment EPS is a non-GAAP financial, measure which takes NWN Water Utility segment net income calculated in accordance with GAAP and divides it by the diluted shares outstanding of NW Natural Holdings.

Second Quarter Results: NWN Water net income increased $1.8 million (or $0.04 per share) mainly reflecting a $4.8 million increase in operating revenues primarily due to new rates at its largest utility in Arizona and incremental revenues from the Infrastructure Capital Holdings/Puttman (ICH) water utilities after the acquisition in September 2024. Operating expenses increased $2.3 million from higher operations and maintenance expenses primarily due to the addition of ICH activities in results.

Year-to-Date Results: NWN Water net income increased $4.2 million (or $0.10 per share) mainly reflecting a $8.0 million increase in operating revenues primarily due to new rates for its Arizona utilities and incremental revenues from the ICH water utilities acquisition. Operating expenses increased $2.9 million from higher operations and maintenance expenses and depreciation expense primarily due to the addition of ICH activities in results. Interest expense decreased $0.7 million from lower long-term debt balances as $50.0 million of NWN Water debt matured in March 2024 and was not refinanced at NWN Water.

Other
Other business activities are reported through "Other" results and primarily include Interstate Storage Services and third-party asset management services for the Mist facility in Oregon; NWN Renewables, which is a renewable fuels business; and corporate financing activities, consolidation entries, and other activities.

	Three Months Ended June 30,			Six Months Ended June 30,
In thousands, except EPS	2025	2024	Change	2025	2024	Change
Net loss	$(7,876)	$(871)	$(7,005)	$(14,319)	$(2,017)	$(12,302)
EPS[1]	(0.20)	(0.02)	(0.18)	(0.35)	(0.06)	(0.29)

Adjusted net loss[2]	$(5,061)	$(871)	$(4,190)	$(7,617)	$(2,017)	$(5,600)
Adjusted EPS[1,2]	(0.13)	(0.02)	(0.11)	(0.18)	(0.06)	(0.12)
1 See "Non-GAAP Financial Measures" for additional information and the tables under "Second Quarter Results" and "Year-To-Date Results" for a reconciliation to Consolidated NW Natural Holdings EPS. Segment EPS is a non-GAAP financial measure, which takes Other net income calculated in accordance with GAAP and divides it by the diluted shares outstanding of NW Natural Holdings.
2 See "Non-GAAP Financial Measures" and "Q2 and YTD 2025 Reconciliation to GAAP" for additional information. Adjusted 2025 other and consolidated net income are non-GAAP financial measures and exclude transaction costs and business development costs including the effects of SiEnergy and Pines.

Second Quarter Results: The net loss from the Company's other business activities increased $7.0 million (or $0.18 per share). On an adjusted basis, the net loss increased $4.2 million (or $0.11 per share), which excludes transaction expenses and business development costs. The increase in the adjusted net loss was primarily due to $9.1 million higher interest expense mainly from the issuance of junior subordinated notes in March 2025.

Year-to-Date Results: The net loss from the Company's other business activities increased $12.3 million (or $0.29 per share). On an adjusted basis, the net loss increased $5.6 million ($0.12 per share), which excludes transaction expenses and business development costs. The increase in the adjusted net loss was primarily related to higher interest expense primarily due to incremental financings at NW Natural Holdings in December 2024 and March 2025.

CONFERENCE CALL AND WEBCAST
As previously announced, NW Natural Holdings will host a conference call and webcast today to discuss its second quarter 2025 financial and operating results.

Date and Time:	Tuesday, August 5, 2025 8 a.m. PT (11 a.m. ET)
Phone Numbers:	United States 1-833-470-1428 International 1-404-975-4839 Passcode 546522
The call will also be webcast in a listen-only format for the media and general public and can be accessed at ir.nwnaturalholdings.com. A replay of the conference call will be available on our website and by dialing 1-866-813-9403 (U.S.) and 1-929-458-6194 (international). The replay access code is 198960.

ABOUT NW NATURAL HOLDINGS
Northwest Natural Holding Company (NYSE: NWN) (NW Natural Holdings) is headquartered in Portland, Oregon and has been doing business for over 166 years. It owns Northwest Natural Gas Company (NW Natural), SiEnergy Operating (SiEnergy Gas Utility), NW Natural Water Company (NWN Water Utility), NW Natural Renewables Holdings (NWN Renewables), and other business interests.

NW Natural Holdings through its subsidiaries provides critical energy and delivers essential water and wastewater services to over one million meters across seven states. We have a longstanding commitment to safety, environmental stewardship, and taking care of our employees and communities. NW Natural Holdings was recognized by Ethisphere® for four years running as one of the World’s Most Ethical Companies®. NW Natural consistently leads the industry with high J.D. Power & Associates customer satisfaction scores.

NWN Gas Utility is a local distribution company that currently provides natural gas service to approximately 2 million people in more than 140 communities through approximately 807,000 meters in Oregon and Southwest Washington with one of the most modern pipeline systems in the nation. NW Natural owns and operates 21.6 Bcf of underground gas storage capacity in Oregon.

SiEnergy Gas Utility is one of the fastest growing natural gas distribution utilities in the nation, serving over 83,000 meters in the greater metropolitan areas of Houston, Dallas, and Austin, Texas.

NWN Water Utility provides water distribution and wastewater services to communities throughout the Pacific Northwest, Texas, Arizona, and California. Today NW Natural Water serves an estimated 195,000 people through approximately 78,600 meters and provides operation and maintenance services to an additional 40,000 connections. Learn more about our water business at nwnaturalwater.com.

NWN Renewables is committed to leading in the energy transition by providing renewable fuels. Learn more at nwnaturalrenewables.com.

Additional information is available at nwnaturalholdings.com.

“World’s Most Ethical Companies” and “Ethisphere” names and marks are registered trademarks of Ethisphere LLC

Investor Contact:
Nikki Sparley
Phone: 503-721-2530
Email: nikki.sparley@nwnatural.com

Media Contact:
David Roy
Phone: 503-610-7157
Email: david.roy@nwnatural.com

FORWARD-LOOKING STATEMENTS
This press release, and other presentations made by NW Holdings from time to time, may contain forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as "anticipates," "assumes," “continues,” “could,” "intends," "plans," "seeks," "believes," "estimates," "expects," "forecasts," "will" and similar references to future periods. Examples of forward-looking statements include, but are not limited to, statements regarding the following: plans, objectives, assumptions, estimates, expectations, forecasts, outlooks, timing, goals, strategies, commitments, future events, financial positions, financial performance, investments, valuations, timing and amount of capital expenditures, targeted capital structure, risks, risk profile, stability, acquisitions and timing, approval, completion and integration thereof, the likelihood and success associated with any transaction, strategic fit, utility system, technology and infrastructure investments, system modernization, reliability and resiliency, global, national and local economies, economic and GDP growth, customer and business growth, continued expansion of service territories, rate base growth, customer backlog, growth opportunities, customer satisfaction ratings, weather, performance and service during weather events, customer rates or rate recovery and the timing and magnitude of potential rate changes and the potential outcome of rate cases, environmental remediation cost recoveries, environmental initiatives, decarbonization and the role of natural gas and the gas delivery system, including decarbonization goals and timelines, energy efficiency measures, use of renewable sources, renewable natural gas purchases, projects, investments and other renewable initiatives, and timing, magnitude and completion thereof, unregulated renewable natural gas strategy and initiatives, hydrogen projects or investments and timing, magnitude, approvals and completion thereof, procurement of renewable natural gas or hydrogen for customers, technology and policy innovations, strategic goals and visions, water, wastewater and water services acquisitions, personnel additions, partnerships, investment strategy, regulatory strategy, and financial effects of water, wastewater and water services acquisitions, expected growth and safety benefits of facility upgrade investments, operating plans of third parties, financial targets, financial results, including estimated income, availability and sources of liquidity, capital markets, financing transactions, expenses, positions, revenues, returns, cost of capital, timing, and earnings, earnings guidance and estimated future growth rates, credit ratings, debt and equity issuances and timing, future dividends, commodity costs and sourcing, asset management activities, regulatory environment, performance, timing, outcome, or effects of regulatory proceedings or mechanisms or approvals, rate case execution, regulatory prudence reviews, anticipated regulatory actions or filings, accounting treatment of future events, economic and political conditions, effects of legislation or changes in laws or regulations, impact of the current U.S. presidential administration and Congress, effects, extent, the imposition or announcement of tariffs or trade restrictions, inflation, geopolitical uncertainty and other statements that are other than statements of historical facts.

Forward-looking statements are based on current expectations and assumptions regarding its business, the economy, geopolitical factors, and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Actual results may differ materially from those contemplated by the forward-looking statements. You are therefore cautioned against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future operational, economic or financial performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements are discussed by reference to the factors described in Part I, Item 1A "Risk Factors", and Part II, Item 7 and Item 7A "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Quantitative and Qualitative Disclosure about Market Risk" in the most recent Annual Report on Form 10-K and in Part I, Items 2 and 3 "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Quantitative and Qualitative Disclosures About Market Risk", and Part II, Item 1A, "Risk Factors", in the quarterly reports filed thereafter, which, among others, outline legal, regulatory and legislative risks, financial, macroeconomic and geopolitical risks, growth and strategic risks, operational risks, business continuity and technology risks, environmental risks and risks related to our water and renewables businesses.

All forward-looking statements made in this report and all subsequent forward-looking statements, whether written or oral and whether made by or on behalf of NW Holdings or NW Natural, are expressly qualified by these cautionary statements. Any forward-looking statement speaks only as of the date on which such statement is made, and NW Holdings and NW Natural undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law. New factors emerge from time to time and it is not possible to predict all such factors, nor can it assess the impact of each such factor or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statements.

NON-GAAP FINANCIAL MEASURES
Management uses "adjusted net income", "adjusted earnings per share," "adjusted segment net loss," "segment earnings per share” and "adjusted segment earnings per share," each of which are non-GAAP financial measures, when evaluating NW Natural Holdings' overall performance. Management uses non-GAAP measures in making operating decisions because we believe those measures provide meaningful supplemental information regarding our earning potential and performance for management by excluding certain expenses and charges that may not be indicative of our core business operating results and can affect the comparison of period-over-period results. These adjustments may include transaction and business development costs primarily consisting of professional fees including legal, accounting, financial and other professional fees incurred in connection with business combinations and business development activities. In addition to presenting the results of operations and earnings amounts in total, certain financial measures are expressed in cents per share, which are non-GAAP financial measures. All references to EPS are on the basis of diluted shares.

Such non-GAAP financial measures are used to analyze our financial performance because we believe they provide useful information to our investors and creditors in evaluating our financial condition and results of operations. Our non-GAAP financial measures should not be considered a substitute for, or superior to, measures calculated in accordance with U.S. GAAP. Moreover, these non-GAAP financial measures have limitations in that they do not reflect all the items associated with the operations of the business as determined in accordance with GAAP. Other companies may calculate similarly titled non-GAAP financial measures differently than how such measures are calculated in this report, limiting the usefulness of those measures for comparative purposes. A reconciliation of each non-GAAP financial measure to the most directly comparable GAAP financial measure is provided in the tables below.

NORTHWEST NATURAL HOLDINGS
Consolidated Income Statement and Financial Highlights (Unaudited)
Second Quarter 2025
	Three Months Ended		Six Months Ended
In thousands, except per share amounts, customer, and degree day data	June 30,		June 30,
	2025	2024	2025	2024
Operating revenues	$236,194	$211,714	$730,478	$645,184

Operating expenses:
Cost of gas	64,503	72,970	237,494	248,687
Operations and maintenance	79,065	64,950	162,748	138,564
Environmental remediation	2,296	2,329	8,549	8,075
General taxes	12,076	11,853	27,847	27,321
Revenue taxes	8,283	9,211	27,688	27,455
Depreciation	41,535	33,762	82,035	66,860
Other operating expenses	1,225	933	2,552	2,689
Total operating expenses	208,983	196,008	548,913	519,651
Income from operations	27,211	15,706	181,565	125,533
Other income (expense), net	(160)	6	(2,676)	(1,128)
Interest expense, net	30,491	19,311	59,886	39,842
Income before income taxes	(3,440)	(3,599)	119,003	84,563
Income tax expense	(940)	(812)	33,587	23,527
Net income (loss)	$(2,500)	$(2,787)	$85,416	$61,036

Common shares outstanding:
Average diluted for period	40,482	38,260	40,429	38,059
End of period	40,910	38,669	40,910	38,669

Per share of common stock information:
Diluted earnings	$(0.06)	$(0.07)	$2.11	$1.60
Dividends paid per share	0.4900	0.4875	0.9800	0.9750

Capital structure, end of period:
Common stock equity	38.0%	44.8%	38.0%	44.8%
Long-term debt (including junior subordinated notes)	54.2	52.5	54.2	52.5
Short-term debt (including current maturities of long-term debt)	7.8	2.7	7.8	2.7
Total	100.0%	100.0%	100.0%	100.0%

Operating Statistics
Meters
NWN gas utility			807,243	801,943
SiEnergy gas utility			83,278	—
NWN Water utility			78,635	74,337
Total Meters - end of period			969,156	876,280

NWN Gas Utility Margin
Operating revenues	$194,289	$194,862	$635,365	$612,726
Less: Cost of gas	56,939	73,026	216,375	248,799
Less: Environmental remediation expense	2,296	2,329	8,549	8,075
Less: Revenue taxes	7,832	9,198	26,397	27,393
NWN Gas Utility Margin	$127,222	$110,309	$384,044	$328,459

SiEnergy Gas Utility Margin
Operating revenues	$11,502	$—	$34,168	$—
Less: Cost of gas	2,977	—	11,280	—
Less: Revenue taxes	364	—	1,143	—
SiEnergy Gas Utility Margin	$8,161	$—	$21,745	$—

NORTHWEST NATURAL HOLDINGS
Consolidated Balance Sheets (Unaudited)	June 30,
In thousands	2025	2024
Assets:
Current assets:
Cash and cash equivalents	$102,579	$65,192
Accounts receivable	78,865	61,821
Accrued unbilled revenue	27,943	22,863
Allowance for uncollectible accounts	(3,210)	(3,758)
Regulatory assets	103,914	124,102
Derivative instruments	7,210	8,033
Inventories	113,720	107,332
Other current assets	35,095	37,535
Total current assets	466,116	423,120
Non-current assets:
Property, plant, and equipment	5,415,697	4,764,593
Less: Accumulated depreciation	1,269,274	1,234,148
Total property, plant, and equipment, net	4,146,423	3,530,445
Regulatory assets	372,668	308,521
Derivative instruments	4,077	2,985
Other investments	82,223	83,795
Operating lease right of use asset, net	69,555	69,813
Assets under sales-type leases	123,588	127,794
Goodwill	370,889	163,166
Other non-current assets	151,024	112,727
Total non-current assets	5,320,447	4,399,246
Total assets	$5,786,563	$4,822,366
Liabilities and equity:
Current liabilities:
Short-term debt	$157,396	$79,000
Current maturities of long-term debt	141,541	866
Accounts payable	116,819	93,564
Taxes accrued	11,530	11,302
Interest accrued	25,279	18,130
Regulatory liabilities	130,944	99,663
Derivative instruments	25,977	52,048
Operating lease liabilities	2,486	1,851
Other current liabilities	71,895	79,116
Total current liabilities	683,867	435,540
Long-term debt	2,086,650	1,574,751
Deferred credits and other non-current liabilities:
Deferred tax liabilities	426,827	394,489
Regulatory liabilities	737,194	705,929
Pension and other postretirement benefit liabilities	125,019	153,849
Derivative instruments	7,908	11,988
Operating lease liabilities	76,749	76,692
Other non-current liabilities	183,111	122,412
Total deferred credits and other non-current liabilities	1,556,808	1,465,359
Equity:
Common stock	1,017,403	929,498
Retained earnings	448,517	423,718
Accumulated other comprehensive loss	(6,682)	(6,500)
Total equity	1,459,238	1,346,716
Total liabilities and equity	$5,786,563	$4,822,366

NORTHWEST NATURAL HOLDINGS
Consolidated Statements of Cash Flows (Unaudited)	Six Months Ended June 30,
In thousands	2025	2024
Operating activities:
Net income	$85,416	$61,036
Adjustments to reconcile net income to cash provided by operations:
Depreciation	82,035	66,860
Amortization	12,136	9,461
Deferred income taxes	28,054	8,844
Qualified defined benefit pension plan expense	5,437	2,164
Contributions to qualified defined benefit pension plans	(5,510)	(3,390)
Deferred environmental expenditures, net	(11,720)	(14,128)
Environmental remediation expense	8,549	8,075
Asset optimization revenue sharing bill credits	(15,549)	(29,198)
Other	7,794	7,322
Changes in assets and liabilities:
Receivables, net	121,551	118,562
Inventories	(4,382)	5,411
Income and other taxes	8,505	14,837
Accounts payable	11,582	(10,966)
Deferred gas costs	(45,247)	(14,418)
Asset optimization revenue sharing	10,097	4,284
Decoupling mechanism	(14,793)	4,085
Cloud-based software	(3,819)	(16,424)
Regulatory accounts	1,612	14,866
Other, net	22	8,793
Cash provided by operating activities	281,770	246,076
Investing activities:
Capital expenditures	(222,664)	(198,929)
Acquisitions, net of cash acquired	(331,329)	—
Purchase of equity method investment	(1,000)	(1,000)
Other	(894)	(512)
Cash used in investing activities	(555,887)	(200,441)
Financing activities:
Proceeds from common stock issued, net	24,384	34,986
Long-term debt issued	375,000	150,000
Long-term debt retired	(3,022)	(150,000)
Changes in other short-term debt, net	(17,692)	(10,780)
Cash dividend payments on common stock	(38,180)	(35,600)
Payment of financing fees	(4,385)	(748)
Shares withheld for tax purposes	(1,537)	(1,314)
Other	(1,769)	(764)
Cash provided (used) by financing activities	332,799	(14,220)
Increase in cash, cash equivalents and restricted cash	58,682	31,415
Cash, cash equivalents and restricted cash, beginning of period	47,982	49,624
Cash, cash equivalents and restricted cash, end of period	$106,664	$81,039

Supplemental disclosure of cash flow information:
Interest paid, net of capitalization	$52,557	$34,802
Income taxes paid, net of refunds	8,079	10,251

Reconciliation of cash, cash equivalents and restricted cash:
Cash and cash equivalents	$102,579	$65,192
Restricted cash included in other current and non-current assets	4,085	15,847
Cash, cash equivalents and restricted cash	$106,664	$81,039

NORTHWEST NATURAL HOLDINGS
2025 Guidance Reconciliation to GAAP (Unaudited)

2025
GAAP EPS guidance	$2.60 to $2.80
Transaction and business development costs[1]	0.15
Adjusted EPS guidance[2]	$2.75 to $2.95

1 Effect on EPS assumes transaction and business development costs including the effects of SiEnergy and Pines. Estimated costs of $6.3 million after-tax for 2025, average diluted shares of 41.1 million and an income tax rate of 26.5%.
2 See "Non-GAAP Financial Measures" for a definition and further information on adjusted EPS.

NORTHWEST NATURAL HOLDINGS
Q2 and YTD 2025 Reconciliation to GAAP (Unaudited)

	Three Months Ended June 30,
	2025		2024
In thousands, except per share data	Amount	Per Share	Amount	Per Share
CONSOLIDATED
GAAP net income (loss)	$(2,500)	$(0.06)	$(2,787)	$(0.07)
Transaction and business development costs	3,831	0.09	—	—
Income tax effect[1]	(1,016)	(0.02)	—	—
Adjusted net income (loss)	$315	$0.01	$(2,787)	$(0.07)

Diluted shares		40,482		38,260

OTHER
GAAP net income (loss)	$(7,876)	$(0.20)	$(871)	$(0.02)
Transaction and business development costs	3,831	0.09	—	—
Income tax effect[1]	(1,016)	(0.02)	—	—
Adjusted net income (loss)	$(5,061)	$(0.13)	$(871)	$(0.02)

	Six Months Ended June 30,
	2025		2024
In thousands, except per share data	Amount	Per Share	Amount	Per Share
CONSOLIDATED
GAAP net income	$85,416	$2.11	$61,036	$1.60
Transaction and business development costs	9,118	0.23	—	—
Income tax effect[1]	(2,416)	(0.06)	—	—
Adjusted net income	$92,118	$2.28	$61,036	$1.60

Diluted shares		40,429		38,059

OTHER
GAAP net income (loss)	$(14,319)	$(0.35)	$(2,017)	$(0.06)
Transaction and business development costs	9,118	0.23	—	—
Income tax effect[1]	(2,416)	(0.06)	—	—
Adjusted net income (loss)	$(7,617)	$(0.18)	$(2,017)	$(0.06)
1 SiEnergy transaction expenses were recognized in the first quarter of 2025. Business development costs and Pines transaction expenses were recognized in the second quarter of 2025. Tax effect of adjustment was calculated using a combined federal and statutory rate of 26.5%.